Hologic Announces Fourth Quarter and Fiscal 2010 Operating Results

Quarterly Revenue Exceeds Guidance

BEDFORD, Mass., Nov. 8, 2010 /PRNewswire-FirstCall/ -- Hologic, Inc. (Hologic or the Company) (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the fourth fiscal quarter and fiscal year ended September 25, 2010.

Highlights of the quarter include:

  Revenues of $428.3 million.
  Fourth quarter 2010 net loss was $137.0 million, or $0.53 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP). This net loss included $220.2 million of charges relating to the write-down of certain of the Company's goodwill and intangible assets.
  Fourth quarter 2010 non-GAAP adjusted net income was $79.3 million, or $0.30 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) was $153.0 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.
  Unanimous vote by the Radiological Devices Panel of the U.S. Food and Drug Administration (FDA) on September 24, 2010, that the Company's Pre-Market Approval (PMA) demonstrated both the safety and efficacy of the Company's Selenia Dimensions three-dimensional (3-D) digital breast tomosynthesis system. The Panel also voted in favor that the benefits of this new technology outweigh the risks. Sale of the 3-D version of this system in the United States remains subject to FDA approval.
  Completion of the Sentinelle Medical Inc. acquisition on August 5, 2010. Operating impact on the quarter was to reduce earnings per share by $0.01.

Fourth quarter fiscal 2010 revenues totaled $428.3 million, an increase of 6.3% when compared to revenues of $402.8 million in the fourth quarter of fiscal 2009. The increase was primarily attributable to: (i) growth in Breast Health revenues of $22.9 million, or 13.1%, driven by an increase in service revenue related to our increased installed base of Selenia full field digital mammography systems of $14.4 million, or 29.8%, and an increase in product revenues of $8.4 million, or 6.7%, of which $2.4 million came from our recent acquisition of Sentinelle Medical, Inc. (Sentinelle Medical); (ii) an increase in GYN Surgical revenues of $5.7 million, or 8.4%; and, (iii) an increase in Skeletal Health revenues of $1.0 million, or 4.4%. Slightly offsetting these increases were: (i) a decrease in Diagnostics revenues of $4.0 million, or 2.9%, reflecting a decrease in ThinPrep revenues that were partially offset by an increase in revenues from our Third Wave product lines; and (ii) the phase out of certain products in our Breast Health segment, included in the above changes from prior year, which contributed $2.5 million of revenues in the fourth quarter of fiscal 2009.

For the fourth quarter of fiscal 2010, Hologic reported a net loss of $137.0 million, or $0.53 per diluted share, compared with net income of $24.6 million, or $0.09 per diluted share, in the fourth quarter of fiscal 2009. Included in the fourth quarter of fiscal 2010 and 2009 results were: (i) a charge of $55.0 million and $52.1 million, respectively, attributable to the amortization of intangible assets; and (ii) a non-cash interest expense charge of $18.7 million and $17.3 million, respectively, related to the Company's Convertible Notes. Also included in the fourth quarter of fiscal 2010 results were charges primarily consisting of: (i) $220.2 million (non-cash) for the impairment of goodwill and intangible assets related to our MammoSite reporting unit as a result of changes in estimates, as explained below; and (ii) $5.0 million related to acquisition-related costs and charges.

In the fourth quarter of fiscal 2010, the Company recorded a non-cash impairment charge of $143.5 million for the write-off of certain intangible assets, of which $123.4 million is recorded within cost of revenues and $20.1 million is recorded within operating expenses, in the Company's Consolidated Statements of Operations. This impairment resulted primarily from a combination of factors, including the Company's reassessment of its estimates of the overall market size of breast brachytherapy and long-term growth projections. In addition, the Company's policy is to review its goodwill for impairment annually as of the first day of its fiscal fourth quarter. The Company performs the goodwill impairment analysis using the two-step approach, as required under GAAP. In the fourth quarter of fiscal 2010, the Company completed its goodwill impairment analysis for its MammoSite reporting unit and determined that a portion of this goodwill was impaired. Therefore, the Company recorded a goodwill impairment charge of $76.7 million within operating expenses in the Company's Consolidated Statements of Operations. These non-cash charges, totaling $220.2 million, are excluded from the non-GAAP financial results. A further discussion of our non-GAAP fiscal 2010 results and guidance is included in the attachment to this press release.

The Company's non-GAAP adjusted net income for the fourth quarter of fiscal 2010 increased8.7% to $79.3 million compared to $73.0 million in the fourth quarter of fiscal 2009. The Company's fiscal 2010 fourth quarter non-GAAP adjusted net income primarily excludes: (i) the impairment charges discussed above; (ii) amortization of intangible assets; (iii) non-cash interest expense relating to the Company's Convertible Notes; and (iv) acquisition-related costs and charges. The Company's fiscal 2009 fourth quarter non-GAAP adjusted net income primarily excludes: (i) amortization of intangible assets; and (ii) non-cash interest expense relating to the Company’s Convertible Notes.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (EPS), and adjusted EBITDA are non-GAAP financial measures. The Company's definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company's comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company's operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

For the twelve months ended September 25, 2010, revenues totaled $1.68 billion, compared to revenues of $1.64 billion in the twelve months ended September 26, 2009. This increase was primarily attributable to growth in: (i) service revenue of $54.5 million, or 25.9%, primarily related to our increased installed base of Selenia systems; (ii) GYN Surgical product sales of $18.2 million, or 6.9%; and (iii) Diagnostics products sales of $4.7M, or 0.9%. These increases were partially offset by a reduction in: (i) Breast Health product revenues of $27.4 million, or 5.0%; (ii) the phase out of certain products which contributed approximately $21.0 million of revenues in the twelve months ended September 26, 2009, of which $17.5 million contributed to the decrease in Breast Health product revenues discussed above; and (iii) Skeletal Health product revenues of $7.5 million, or 11.3%, when compared to the twelve months of fiscal 2009.

For the twelve months ended September 25, 2010, Hologic reported a net loss of $62.8 million, or $0.24 per diluted share, compared with a net loss of $2.22 billion, or $8.64 per diluted share, for the twelve months ended September 26, 2009. Included in the results for the twelve months ended September 25, 2010 and September 26, 2009, were: (i) a charge of $226.3 million and $206.7 million, respectively, attributable to the amortization of intangible assets; and (ii) a non-cash interest expense charge of $73.1 million and $67.7 million, respectively, related to the Company's Convertible Notes. Also included in the results for the twelve months ended September 25, 2010 were charges consisting primarily of: (i) a charge of $220.2 million for the impairment of goodwill and intangible assets relating to the Company's MammoSite reporting unit, as discussed above; (ii) $11.4 million related to patent litigation settlement charges, net; and (iii) $5.8 million related to acquisition-related costs and charges. Also included in the results for the twelve months ended September 26, 2009 were charges of: (i) $2.34 billion for the impairment of goodwill relating to reporting units acquired from Cytyc; and (ii) $4.1 million attributable to the write-off of certain intangible assets acquired from Third Wave.

The Company's non-GAAP adjusted net income for the twelve months ended September 25, 2010 increased to $308.0 million compared to $303.9 million in the twelve months of fiscal 2009. The Company's fiscal 2010 twelve-month non-GAAP adjusted net income primarily excludes: (i) the impairment charges discussed above; (ii) amortization of intangible assets; (iii) non-cash interest expense related to the Company's Convertible Notes; (iv) patent litigation settlement charges, net; and (v) acquisition-related costs and charges. The Company's fiscal 2009 twelve-month non-GAAP adjusted net income primarily excludes: (i) goodwill impairment charges; (ii) write-off and amortization of intangible assets; and (iii) non-cash interest expense relating to the Company's Convertible Notes.

As of September 25, 2010, total backlog for all products was $274.6 million.

"We are pleased with our fourth quarter and fiscal year 2010 performance," said Rob Cascella, President and Chief Executive Officer. "However, we also believe the numbers do not tell the entire story. Naturally, we are extremely pleased with the outcome of the FDA Panel review in late September of our PMA submission for our Dimensions 3-D system. We are encouraged about the market share gains across multiple product lines, as well as the progress made with both Adiana and Cervista. Our acquisition of Sentinelle Medical closed during the fourth quarter and we are excited about the opportunities this acquisition provides, and we welcome Sentinelle's employees into the Hologic family."

Fourth quarter revenue overview by segment:

  Breast Health revenues, which include the Company's mammography, Computer-Aided Detection (CAD), breast biopsy, breast Magnetic Resonance Imaging (MRI), MammoSite and AEG products, increased to $197.7 million for the fourth quarter of fiscal 2010 compared to $174.8 million for the same period in fiscal 2009, an increase of 13.1%, primarily due to the increases in revenues from: (i) our new 2D/3D Dimensions product; and (ii) service related to our increased installed base of Selenia systems. These increases in units and revenues were partially offset by: (i) a slight reduction in the number of Selenia systems sold, coupled with product mix and configuration differences; and (ii) $2.5 million less in revenues in the current quarter as compared to fourth quarter of prior year, primarily as a result of our closing the AEG organic photoconductor drum coatings manufacturing operations in Shanghai.
  Diagnostics revenues, which include the Company's ThinPrep, Rapid Fetal Fibronectin, Cervista, and other Third Wave products, totaled $134.7 million for the fourth quarter of fiscal 2010 compared to $138.7 million for the same quarter of fiscal 2009, a decrease of 2.9%. This revenue decrease was primarily due to a reduction in ThinPrep volume and to a lesser extent, lower selling prices due to laboratory consolidations. The lower ThinPrep volume primarily reflected a decline in patient visits, which we attribute to the lagging effects of unemployment, economic uncertainties, and recent changes in cervical cancer screening guidelines. This decrease was partially offset by an increase in revenues from the Company's Third Wave product lines, including Cervista.
  GYN Surgical revenues, which include the Company's NovaSure endometrial ablation and Adiana permanent contraception systems, totaled $73.0 million for the fourth quarter of fiscal 2010 compared to $67.3 million for the fourth quarter of fiscal 2009, an increase of 8.4%. This increase was primarily due to growth in domestic sales of Adiana devices and, to a lesser extent, an increase in the number of NovaSure devices sold worldwide.
  Skeletal Health revenues, which include the Company's osteoporosis assessment and mini C-arm product lines, totaled $22.9 million for the fourth quarter of fiscal 2010 compared to $22.0 million for the fourth quarter of fiscal 2009, an increase of 4.4%. This slight increase was primarily the result of an increase in bone densitometry unit sales.

Selenia Dimensions 3-D Digital Mammography System Received Favorable Votes from the FDA's Radiological Devices Panel:

On September 24, 2010, the Radiological Devices Panel (Panel) of the FDA voted unanimously that the Company's Selenia Dimensions 3-D digital breast tomosynthesis system demonstrates effectiveness and safety. The Panel also voted in favor that the benefits outweigh the risks. The Selenia Dimensions 3-D system was reviewed by the Panel as part of the Company's PMA application. While the Panel's favorable vote is advisory in nature, the FDA is considering it in its final review of the Company's PMA application. Hologic is continuing to work with the FDA in connection with the FDA's final review.

Completion of Acquisition of Sentinelle Medical:

On August 5, 2010, the Company completed its acquisition of Sentinelle Medical. Headquartered in Toronto, Canada, Sentinelle Medical is a leading developer, manufacturer and supplier of MRI breast coils. Sentinelle Medical is also a developer, manufacturer and supplier of MRI tables and visualization software. The purchase price for the transaction was approximately $85 million, plus a two-year contingent earn out. The earn out will be payable in cash installments equal to a multiple of the incremental revenue growth in Sentinelle Medical's business in the two years following the closing date.

Financial Guidance:

The Company's guidance for fiscal 2011 reflects its current core products and does not reflect any future revenue or earnings from any product currently before the FDA awaiting approval or clearance. The guidance includes results expected from Sentinelle Medical.

First Quarter Fiscal 2011 (Quarter ending December 25, 2010):

  The Company expects first quarter fiscal 2011 revenues to be approximately $425 million to $430 million, comparable with the fourth quarter of fiscal 2010. This reflects an increase in revenues in the GYN Surgical and Diagnostics segments, offset by an anticipated decrease in the Breast Health segment primarily related to a reduction in Selenia digital mammography system sales. Year-over-year, this is an increase in revenues of 3% to 4% over the first quarter of fiscal 2010 revenues of $412.4 million.
  The Company expects non-GAAP adjusted EPS to be approximately $0.28.

Fiscal 2011 (Year ending September 24, 2011):

  The Company is guiding to fiscal 2011 revenues of $1.73 billion to $1.76 billion, reflecting the current level of capital equipment market stabilization as experienced during fiscal 2010, continued growth in service revenue, the contribution from Sentinelle Medical, and the outlook for increased GYN Surgical revenues.
  The Company expects non-GAAP adjusted EPS to be approximately $1.21 to $1.23.

Estimates of certain non-GAAP adjustments that the Company anticipates will be reflected in its non-GAAP fiscal 2011 first quarter and fiscal 2011 year financial performance are included as an attachment to this press release.

"As we look to the future, I am optimistic and encouraged we have assembled a world class organization positioned to serve our customers globally with leading edge products for women's health," said Mr. Cascella. "The key strategic initiatives we are focused on include: (i) introducing new products and technologies to our broad portfolio of offerings; (ii) making tuck-in acquisitions that complement our core businesses and leverage our existing sales and marketing infrastructure; and (iii) expanding our presence internationally, especially in emerging markets. We believe these initiatives will help return us to double-digit revenue growth and even higher EPS growth over the next five-year period on a total compounded basis."

Hologic may not generate expected revenues and may incur expenses or charges or realize income or gains in fiscal 2011 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S. and general worldwide economic and regulatory conditions and related uncertainties, including the recently enacted healthcare reform legislation and associated tax provisions, as well as foreign currency fluctuations, which, along with other uncertainties facing our business, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic's management will host a conference call on Monday, November 8, 2010, at 5:00 p.m. (Eastern) to discuss fourth quarter and fiscal 2010 operating results. Interested participants may listen to the call by dialing 877-604-9670 or 719-325-4766 for international callers and referencing code 7986496 approximately 15 minutes prior to the call on November 8th. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, November 26, 2010, at 888-203-1112 or 719-457-0820 for international callers, access code 7986496. The Company will also provide a live webcast and replay of the call on the investor relations page of the Company's website at www.hologic.com/investor-overview, available through Friday, November 26, 2010. A PowerPoint presentation related to the conference call will be posted after the close of the market on Monday, November 8, 2010 on the investor relations page of the Company's website.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic's core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, breast Magnetic Resonance Imaging, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, AEG, Cervista, Dimensions, MammoSite, NovaSure, Rapid fFN, Selenia, Sentinelle, ThinPrep and Third Wave and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company's plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: economic and market trends; the Company's backlog and any implication that the Company's backlog may be indicative of future sales; the Company's anticipated opportunities from its recent acquisition of Sentinelle Medical; any statements regarding the FDA's anticipated review of the Company's PMA submission; the Company's strategic initiatives and the anticipated benefits of those initiatives; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company's backlog consists of orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company's revenues for any future period.

The anticipated FDA review can be modified at any time. Hologic is unable to predict the outcome of the FDA review, and there can be no assurance that the FDA will approve Hologic's Dimensions three-dimensional digital breast tomosynthesis system for either screening or diagnostics or will do so on a timely basis, if at all. In addition, even if approved, the FDA could impose conditions to such approval that would significantly limit the use or commercialization of the system.

Other risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: U.S. and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement; uncertainties regarding the recently enacted healthcare reform legislation and associated tax provisions; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; the Company's ability to integrate its acquisitions and business combinations effectively; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses and uncertainties relating to litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company's obligation to meet financial covenants under the Company's financing arrangements and leases; and the Company's ability to attract and retain qualified personnel.

The risks and uncertainties included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS

	September 25, 2010	September 26, 2009 (1)

CURRENT ASSETS:
Cash and cash equivalents	$ 515,625	$ 293,186
Restricted cash	942	916
Accounts receivable, net	283,103	263,231
Inventories	192,482	179,889
Deferred income tax assets	72,808	52,165
Prepaid expenses and other current assets	33,921	29,238
Total current assets	1,098,881	818,625

Property and equipment, net	251,698	278,377
Intangible assets, net	2,118,948	2,422,564
Goodwill	2,108,847	2,108,963
Other assets	47,460	55,697
	$ 5,625,834	$ 5,684,226

LIABILITIES AND STOCKHOLDERS' EQUITY

	September 25, 2010	September 26, 2009 (1)

CURRENT LIABILITIES:
Current portion of long-term debt	$ 1,362	$ 38,373
Accounts payable	57,480	46,589
Accrued expenses	183,054	137,284
Deferred revenue	120,516	97,544
Deferred gain	79,500	9,500
Total current liabilities	441,912	329,290

Long-term debt, net of current portion	-	139,955
Convertible debt (principal of $1,725,000)	1,447,053	1,373,923
Deferred income tax liabilities	955,611	1,045,183
Deferred service obligations- long term	10,011	11,364
Other long-term liabilities	72,698	58,534
Total long-term liabilities	2,485,373	2,628,959

STOCKHOLDERS' EQUITY:
Common stock	2,595	2,579
Capital in excess of par value	5,224,399	5,182,060
Accumulated deficit	(2,527,070)	(2,464,257)
Accumulated other comprehensive income	143	7,028
Treasury stock, at cost	(1,518)	(1,433)
Total stockholders' equity	2,698,549	2,725,977
	$ 5,625,834	$ 5,684,226

(1) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 25, 2010	September 26, 2009 (2)

REVENUES	$ 428,299	$ 402,767

COSTS AND EXPENSES (1):
Cost of revenues	167,407	156,719
Cost of revenues – amortization of intangible assets	40,877	39,240
Cost of revenues – impairment of intangible assets	123,350	-
Research and development	27,254	24,754
Selling and marketing	61,891	56,575
General and administrative	37,470	36,117
Amortization of intangible assets	14,129	12,854
Litigation-related settlement benefit	(1,097)	-
Impairment of goodwill	76,723	-
Impairment of intangible assets	20,117	-
Acquired in-process research and development	2,000	-
Restructuring charges	885	797
	571,006	327,056

(Loss) Income from operations	(142,707)	75,711
Interest income	371	162
Interest and other expense, net	(30,253)	(32,423)

(Loss) Income before provision for income taxes	(172,589)	43,450
(Benefit) provision for income taxes	(35,615)	18,882

Net (loss) income	$ (136,974)	$ 24,568

Net (loss) income per share:
Basic	$ (0.53)	$ 0.10
Diluted	$ (0.53)	$ 0.09

Weighted average number of shares outstanding:
Basic	259,188	257,038
Diluted	259,188	259,884

(1) Stock-based compensation included in costs and expenses during the three months ended September 25, 2010 was $1,217 for cost of revenues, $1,065 for research and development, $1,736 for selling and marketing and $5,618 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended September 26, 2009 was $897 for cost of revenues, $865 for research and development, $1,156 for selling and marketing and $5,668 for general and administrative.

(2) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Twelve Months Ended
	September 25, 2010	September 26, 2009 (2)

REVENUES	$ 1,679,552	$ 1,637,134

COSTS AND EXPENSES (1):
Cost of revenues	648,117	620,064
Cost of revenues – amortization of intangible assets	171,447	155,519
Cost of revenues – impairment of intangible assets	123,350	4,065
Research and development	104,305	102,453
Selling and marketing	247,374	238,977
General and administrative	148,340	140,700
Amortization of intangible assets	54,858	51,210
Litigation-related settlement charges, net	11,403	-
Impairment of goodwill	76,723	2,340,023
Impairment of intangible assets	20,117	-
Acquired in-process research and development	2,000	-
Net operating charges related to divestiture	696	-
Restructuring charges	885	797
	1,609,615	3,653,808

Income (loss) from operations	69,937	(2,016,674)

Interest income	1,278	1,161
Interest and other expense, net	(126,206)	(138,617)

Loss before provision for income taxes	(54,991)	(2,154,130)
Provision for income taxes	7,822	62,512

Net loss	$ (62,813)	$ (2,216,642)

Net loss per common share:
Basic	$ (0.24)	$ (8.64)
Diluted	$ (0.24)	$ (8.64)

Weighted average number of common shares outstanding:
Basic	258,743	256,545
Diluted	258,743	256,545

(1) Stock-based compensation included in costs and expenses during the twelve months ended September 25, 2010  was $4,332 for cost of revenues, $4,011 for research and development, $5,313 for selling and marketing and $20,504  for general and administrative. Stock-based compensation included in costs and expenses during the twelve months  ended September 26, 2009 was $3,522 for cost of revenues, $3,960 for research and development, $5,161 for selling and  marketing and $20,296 for general and administrative.

(2) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.

HOLOGIC, INC. RECONCILIATION OF GAAP EPS AND NET (LOSS) INCOME TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA (Unaudited) (In thousands, except earnings per share)

	Three Months Ended		Three Months Ended
	September 25, 2010		September 26, 2009 (1)

EARNINGS PER SHARE
GAAP (loss) earnings per share- Diluted	$(0.53)		$0.09	(1)
Adjustments to net (loss) income (as detailed below)	0.83		0.19
Non-GAAP adjusted earnings per share- Diluted	$0.30	(2)	$0.28	(2)

NET (LOSS) INCOME
GAAP net (loss) income	$(136,974)		$24,568	(1)
Adjustments:
Amortization of intangible assets	55,006		52,094
Non-cash interest expense relating to convertible debt	18,712		17,334
Impairment of goodwill	76,723		-
Impairment of intangible assets	143,467		-
Acquired in-process research and development	2,000		-
Acquisition-related costs	1,430		-
Litigation-related settlement benefit	(1,097)		-
Fair value write-up of acquired inventory sold	732		83
Divestiture, closing and restructuring costs	885		2,002
Income tax effect of reconciling items	(81,580)	(3)	(23,118)	(4)
Non-GAAP adjusted net income	$79,304		$72,963

EBITDA
Non-GAAP adjusted net income	$79,304		$72,963
Interest expense, net, not adjusted above	10,246		15,752
Provision for income taxes	45,965		42,000
Depreciation expense	17,437		18,539
Adjusted EBITDA	$152,952		$149,254

EXPLANATORY NOTES:
(1) Adjusted for the retrospective adoption of ASC 470-20, "Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion," in accordance with GAAP.

(2) Non-GAAP adjusted earnings per share was calculated based on 262,327 and 259,884 weighted average diluted shares outstanding for the three months ended September 25, 2010 and September 26, 2009, respectively.

(3) To reflect an estimated annual effective tax rate of 36.2% on a non-GAAP basis.
(4) To reflect an estimated annual effective tax rate of 35% on a non-GAAP basis.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET LOSS TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Twelve Months Ended September 25, 2010		Twelve Months Ended September 26, 2009 (1)

(LOSS) EARNINGS PER SHARE
GAAP loss per share- Diluted	$ (0.24)		$ (8.64)	(1)
Adjustments to net loss (as detailed below)	1.42		9.81
Non-GAAP adjusted earnings per share- Diluted	$ 1.18	(2)	$ 1.17	(2)

NET (LOSS) INCOME
GAAP net loss	$ (62,813)		$ (2,216,642)	(1)
Adjustments:
Amortization of intangible assets	226,305		206,729
Non-cash interest expense relating to convertible debt	73,130		67,673
Impairment of goodwill	76,723		2,340,023
Impairment of intangible assets	143,467		4,065
Litigation settlement charges, net	11,403		-
Acquisition-related costs	2,226		-
Acquired in-process research and development	2,000		-
Divestiture, closing and restructuring costs	1,581		2,002
Fair value write-up of acquired inventory sold	732		1,167
Income tax effect of reconciling items	(166,774)	(3)	(101,123)	(4)
Non-GAAP adjusted net income	$ 307,980		$ 303,894

EBITDA
Non-GAAP adjusted net income	$ 307,980		$ 303,894
Interest expense, net, not adjusted above	52,699		66,123
Provision for income taxes	174,596		163,635
Depreciation expense	68,463		67,195
Adjusted EBITDA	$ 603,738		$ 600,847

EXPLANATORY NOTES:
(1) Adjusted for the retrospective adoption of ASC 470-20, "Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion," in accordance with GAAP.

(2) Non-GAAP adjusted earnings per share was calculated based on 261,679 and 258,901 weighted average diluted shares outstanding for the twelve months ended September 25, 2010 and September 26, 2009, respectively.

(3) To reflect an estimated annual effective tax rate of 36.2% on a non-GAAP basis.
(4) To reflect an estimated annual effective tax rate of 35.0% on a non-GAAP basis.

Non-GAAP Financial Guidance:

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments relating to the Company’s acquired businesses, and may also be affected by nonrecurring, unusual or unanticipated charges, expenses or gains, all of which, as described below, are excluded in the calculation of non-GAAP EPS. It is therefore not practicable to reconcile our non-GAAP EPS guidance to the most comparable GAAP measure. The Company’s estimates of certain future non-GAAP adjustments, based upon current information, judgments and assumptions, are presented below for informational purposes.

	Three Months Ended				Twelve Months Ended
	December 25, 2010		Shares		September 24, 2011		Shares
(In thousands)
Certain Identified Non-GAAP Adjustments:
Cost of revenues - amortization of
intangible assets	42,000	(1)			168,000	(1)
Amortization of intangible assets	14,500	(1)			58,100	(1)
Non-cash interest expense relating to
convertible debt	19,200	(2)			78,800	(2)
Change in contingent consideration	1,800	(3)			5,000	(3)
Income tax effect of reconciling items	(27,100)	(4)			(108,500)	(4)

Total Identified Non-GAAP Adjustments	$ 50,400				$ 201,400
Ending Balance			263,000	(5)			263,000	(5)

Explanatory Notes:

(1) To exclude the anticipated on-going, non-cash amortization of intangible assets.

(2) To exclude the anticipated additional non-cash interest expense relating to the Company's convertible debt.

(3) To exclude the anticipated change to contingent consideration relating to the Company’s acquisitions.

(4) To reflect an estimated annual effective tax rate of 35% for the first quarter and full year of fiscal 2011 on a non-GAAP basis.

(5) We expect estimated diluted weighted average shares outstanding of 263,000 for the first quarter and full year of fiscal 2011.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP adjusted net income to exclude the non-cash amortization of intangible assets and impairment of goodwill and intangible assets, other acquisition-related charges, such as change in contingent consideration, transaction costs, charges associated with the write-off of acquired in-process research and development and the write-up of acquired inventory to fair value, non-cash charges resulting from changes in GAAP, closure and restructuring charges, and one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS for the periods presented exclude the following items from GAAP net (loss) income and EPS: (i) non-cash expenses associated with the Company's recent acquisitions, including amortization of intangible assets and the write-off of goodwill and intangible assets; (ii) non-cash interest expense resulting from the Company's adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features; (iii) benefit/charge associated with settlement of litigation; (iv) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period; (v) acquisition transaction costs; and (vi) divestiture and restructuring charges. The Company's non-GAAP adjusted EBITDA excludes from its GAAP net (loss) income: (i) the items excluded in its calculation of non-GAAP adjusted net income; (ii) interest expense, net, not otherwise excluded in calculating its non-GAAP adjusted net income; (iii) provision for income taxes; and (iv) depreciation expense.

The Company believes the use of non-GAAP adjusted net income and non-GAAP EPS are useful to investors in comparing the results of operations in fiscal 2010 to the comparable period in fiscal 2009 by eliminating certain of the more significant effects of its completed acquisitions, non-cash charges resulting from changes in GAAP, and litigation settlement, divestiture and restructuring. These measures also reflect how the Company manages the business internally and sets operational goals, and forms the basis of certain of its management incentive programs. In addition to the adjustments set forth in the calculation of the Company's non-GAAP adjusted net income, its non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net (loss) income or EPS prepared in accordance with GAAP.

Contact:	Deborah R. Gordon
Vice President, Investor Relations
Hologic, Inc.
(781) 999-7716

CONTACT: Deborah R. Gordon, Vice President, Investor Relations, Hologic, Inc., +1-781-999-7716